     As filed with the Securities and Exchange Commission on July 24, 2001

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                               ________________
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              GLOBAL SPORTS, INC.
            (Exact name of Registrant as specified in its charter)

                                    1075 First Avenue
      Delaware                   King of Prussia, PA 19406                    04-2958132
---------------------- --------------------------------------------- -------------------------------
(State or other                 (Address of Principal Executive             (I.R.S. Employer
 jurisdiction of                            Offices)                      Identification No.)
incorporation or                           (Zip Code)
 organization)

                          1996 EQUITY INCENTIVE PLAN
                        -------------------------------
                           (Full title of the Plan)

                               Arthur H. Miller
                 Executive Vice President and General Counsel
                              Global Sports, Inc.
                               1075 First Avenue
                           King of Prussia, PA 19406
                                (610) 265-3229
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                            Francis E. Dehel, Esq.
                         Melissa Palat Murawsky, Esq.
                       Blank Rome Comisky & McCauley LLP
                               One Logan Square
                            Philadelphia, PA 19103
                                (215) 569-5500

                                                  CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------

                                                                            Proposed          Proposed
         Title of securities                                                Maximum           maximum           Amount of
           to be registered                        Amount to be          offering price      aggregate         registration
                                                    registered             per share       offering price          fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share           4,500,000 shares/(1)/   $5.73/(2)/        $25,785,000/(2)/     $6,447/(3)/
============================================================================================================================

(1) Plus such indeterminate number of additional shares as may be issued pursuant to certain anti-dilution provisions contained in the 1996 Equity Incentive Plan.

(2) Pursuant to Rule 457(h), based upon the price at which stock options covered by the Registration Statement may be exercised and, in the case where such price is not known, upon the average of the high and low sale prices of our common stock, reported on the Nasdaq National Market on July 20, 2001.
(3) Pursuant to Rule 457(p), the amount of the filing fee due under this Registration Statement has been offset by $6,447 representing a portion of the filing fee paid under our Registration Statement on Form S-3 (Registration No. 333-33876), originally filed with the SEC on April 3, 2000 and withdrawn on May 8, 2000.

Rule 429 legend: The prospectus which will be used in connection with the sale of securities covered by this Registration Statement issued pursuant to the 1996 Equity Incentive Plan will also be used in connection with the sale of securities covered by (i) Registration Statement on Form S-8 (Registration No. 333-49363) filed with the SEC on April 3, 1998 and (ii) Registration Statement on Form S-8 (Registration No. 333-53982) filed with the SEC on January 19, 2001.

                            Introductory Statement

        The purpose of this Registration Statement is to register an additional 4,500,000 shares of common stock for issuance pursuant to the 1996 Equity Incentive Plan as a result of an amendment to such plan. Pursuant to General Instruction E to Form S-8, the contents of Registration Statement No. 333-49363 filed with the SEC on April 3, 1998 and Registration Statement No. 333-53982 filed with the SEC on January 19, 2001 are incorporated herein by reference.

Item 6. Indemnification of Directors and Officers
        -----------------------------------------

        The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

        The Registrant's Bylaws also provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Bylaws of the Registrant.

        As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors to the Registrant and its stockholders, in certain circumstances, for monetary damages arising from breach of the director's fiduciary duty.

        The Registrant has obtained directors' and officers' liability insurance which covers certain liabilities, including liabilities to the Registrant and its stockholder, in the amount of $10.0 million. Moreover, the Registrant has entered into indemnification agreements with its directors and certain officers that are intended to provide greater protection than currently provided under the Delaware General Corporation Law and the Registrant's Bylaws.

Item 8. Exhibits.
        --------

        The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

   Exhibit No.       Description
   -----------       -----------

     5.1 Opinion of Blank Rome Comisky & McCauley LLP regarding legality.

     23.1            Consent of Deloitte & Touche LLP

     23.2            Consent of PricewaterhouseCoopers LLP

     23.3            Consent of Blank Rome Comisky & McCauley LLP (included in
                     Exhibit 5.1).

     24.1            Power of Attorney (included on the Signature Page).

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on the date indicated.

                                    GLOBAL SPORTS, INC.


Date: July 24, 2001                 /s/ Michael G. Rubin
                                    Michael G. Rubin,
                                    Chairman of the Board and Chief Executive
                                    Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael G. Rubin and Jordan M. Copland, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                 Signature                                    Capacity                             Date
------------------------------------------ ----------------------------------------------- ------------------------
/s/ Michael G. Rubin                             Chairman of the Board and Chief              July 24,2001
Michael G. Rubin                                 Executive Officer

/s/ Jordan M. Copland                            Executive Vice President and                 July 24,  2001
Jordan M. Copland                                Chief Financial Officer

/s/ Kenneth J. Adelberg                          Director                                     July 24,  2001
Kenneth J. Adelberg

/s/ Ronald S. Fisher                             Director                                     July 24,  2001
Ronald S. Fisher

/s/ Harvey Lamm                                  Director                                     July 24, 2001
Harvey Lamm

/s/ Mark S. Menell                               Director                                     July 24, 2001
Mark S. Menell

/s/ Michael S. Perlis                            Director                                     July 24, 2001
Michael S. Perlis

/s/ Jeffrey F. Rayport                           Director                                     July 24, 2001
Jeffrey F. Rayport

                                 EXHIBIT INDEX

   Exhibit No.  Description
   -----------  -----------

      5.1       Opinion of Blank Rome Comisky & McCauley LLP regarding legality.

      23.1      Consent of Deloitte & Touche LLP.

      23.2      Consent of PricewaterhouseCoopers LLP.

      23.3      Consent of Blank Rome Comisky & McCauley LLP (included in
                Exhibit 5.1).

      24.1      Power of Attorney (included on the Signature Page).